EXHIBIT 99.1

EaglePicher Incorporated

Contact:
Tom Pilholski (602) 652-9600

EAGLEPICHER HOLDINGS, INC. ANNOUNCES

THIRD QUARTER 2003 FINANCIAL RESULTS

     PHOENIX, Arizona, October 14, 2003 – EaglePicher Holdings, Inc. announces its third quarter 2003 financial results and the filing of its Quarterly Report on Form 10-Q with the Securities and Exchange Commission (SEC). Included in this press release is a summary discussion of Sales, Earnings and Cash Flows. We have also included a copy of our income statement. To obtain a more detailed discussion of our financial condition and results of operations, see the Management’s Discussion and Analysis of Financial Condition and Results of Operations in our Form 10-Q, filed with the SEC on October 14, 2003. You can obtain a copy of our Form 10-Q by visiting the SEC website at www.sec.gov or visiting our web site at http://www.eaglepicher.com/EaglePicherInternet/AboutEaglePicher/InvestorRelations.htm.

     Sales

     Our Net Sales decreased $1.5 million, or 0.9%, from $167.4 million in the third quarter of 2002 to $165.8 million in the third quarter of 2003, and increased $5.2 million, or 1.0%, from $499.7 million in the first nine months of 2002 to $504.9 million in the first nine months of 2003. Excluding sales from our Precision Products business within our Technologies Segment, which we divested in July 2002, our net sales decreased $0.7 million, or 0.4%, in the third quarter of 2003, and increased $8.6 million, or 1.7%, in the first nine months of 2003.

     In the third quarter of 2003, the decrease was due to sales decreases of 9.3% in our Automotive Segment’s Hillsdale business and 8.9% in our Filtration and Minerals Segment,

partially offset by strong increases of 37.0% in our Technologies Segment’s Power Group and 8.3% in our Automotive Segment’s Wolverine business.

     In the first nine months of 2003, the increase was due to strong increases of 37.9% in our Technologies Segment’s Power Group and 14.2% in our Automotive Segment’s Wolverine business, partially offset by decreases of 6.8% in our Automotive Segment’s Hillsdale business and 5.3% in our Filtration and Minerals Segment.

     Hillsdale’s sales decrease was due to the loss of three programs that are phasing out in 2003 and the approximate 4% decline in North American light vehicle production levels during the third quarter and first nine months of 2003 compared to 2002. The substantial increase in our Power Group sales is primarily due to new defense contracts, improved pricing and increased defense spending.

     Earnings

     Our Income (Loss) from Continuing Operations Before Taxes increased $1.9 million from $1.0 million in the third quarter of 2002 to $2.9 million in the third quarter of 2003. In the first nine months of 2003, the Income (Loss) from Continuing Operations Before Taxes improved $38.8 million from a loss of $26.4 million in 2002 to income of $12.4 million in 2003. These changes were primarily the result of the following favorable/ (unfavorable) unusual items (in thousands of dollars):

		First
	Third	Nine
	Quarter	Months
	of 2003	of 2003

a. Lower officer severance and Supplemental Executive Retirement Plan expense in 2003	$1,624	$3,579
b. Loss from divestitures	161	6,131
c. Restructuring	—	2,998
d. Legal and environmental matters	(2,100)	4,150
e. Insurance related gains in 2003 and losses in 2002	2,774	11,610
f. Write-off of deferred financing costs in 2003	(6,327)	(6,327)
g. Goodwill amortization expense (no longer amortized in 2003)	3,846	11,538

     Cash Flows and the Third Quarter Capital Structure Refinancing

     We refinanced our capital structure during the third quarter of 2003 by completing a new credit agreement consisting of a $150 million Term Loan, due in August 2009, and a $125 million Revolving Credit Facility, due in August 2008, subject to certain early termination clauses. In addition, we issued $250 million of 9-3/4% Senior Unsecured Notes, due 2013, at 99.2% to yield 9-7/8%.

     These replaced our former credit agreement, which would have matured in February 2004, and 95% of our Senior Subordinated Notes, due 2008, which were redeemed at par through a tender offer. This provided us with increased liquidity and a longer term capital structure. During the third quarter, the increased liquidity was used to reduce the obligations of our accounts receivable asset-backed securitization and fund increases in working capital.

     Full Year 2003 Outlook

     Projected sales for 2003 are estimated to be in the range of $665.0 million to $675.0 million compared to $668.1 million in 2002, which is restated to exclude our Hillsdale U.K. Automotive operation and certain operations of our Germanium-based business in our Technologies Segment, which have been divested and accounted for as discontinued operations during 2003. The sales estimate for 2003 reflects the current and continued decrease in Hillsdale revenues primarily related to program phase-outs, and reduced automotive builds in 2003 compared to 2002, partially offset by growth in our Power Group, primarily related to new contracts, improved pricing, and increased defense spending.

     We are projecting 2003 Operating Income to be in the range of $59.0 million to $61.0 million, which includes insurance gains of $8.5 million and expenses for environmental and legal matters of $2.1 million in the first nine months of 2003. This amount also includes $45.0 million of depreciation and amortization.

     The decreases in sales and operating income from our second quarter of 2003 outlook (excluding the income from insurance gains and incremental expenses associated with environmental and legal matters provided for in the third quarter of 2003) was primarily due to the sale of certain assets in our Germanium-based business in July 2003. The outlook has been restated to exclude the results of this divested business. Excluding this divestiture, the insurance gains, and the environmental and legal matter costs, our earnings outlook is consistent with our prior outlook.

     On the basis of these projections, we believe we will be in compliance with all covenants under our various credit facilities during 2003.

     We are currently evaluating our assumptions regarding discount rates and rates of investment return to be used to determine the funded status of our pension plans as of November

30, 2003 and the related pension expense for 2004. Based on the significant decline in interest rates since November 2002, our discount rate, used to calculate the present value of pension liabilities, will decrease from 6.95% at November 30, 2002 to a currently estimated range of 6.00% to 6.25% as of November 30, 2003. This decrease in discount rates will increase our pension benefit obligation amounts as of November 30, 2003 and may result in the plan being underfunded, as opposed to our overfunded position as of November 30, 2002.

     If the plan is determined to be underfunded by any amount, we will be required to write-off approximately 95% of our intangible prepaid pension asset of $55.6 million as of August 31, 2003 by a non-cash charge to other comprehensive income (“OCI”), resulting in an increased deficit in our stockholders’ equity. There is also a potential that we may need to record a non-cash charge to OCI to establish a pension liability for the underfunded amount. In addition, at the recommendation of our actuary, we are considering whether to adopt a more recently issued actuarial mortality table, which would also have the impact of increasing our unfunded liability by approximately $13.0 million.

     The write-off to OCI of the prepaid pension asset, the accrual for the unfunded liability, and the accrual for the potential additional liability relating to the new mortality table are all non-cash items that are required under United States generally accepted accounting principles (“GAAP”). The accounting treatment under GAAP is different from the funding requirements mandated by the Employee Retirement Income Security Act of 1974 (“ERISA”). Accordingly, we do not expect these non-cash charges to OCI to impact the need for potential cash contributions to our pension plans for the next several years. Under the pension funding assumptions currently being evaluated, we do not anticipate a requirement for any cash contributions during the next several years. However, at our discretion, we may make voluntary contributions from time to time, based on our cash position and overall financial status, and the potential to further strengthen the funded status of the plans over the long term.

     Granaria Holdings B.V., our controlling common shareholder, has informed us that they, or entities controlled by them, may purchase the 9-3/8% Senior Subordinated Notes, due 2008 (“Subordinated Notes”), issued by our subsidiary, EaglePicher Incorporated, or may trade in shares of our Series B 11-3/4% Cumulative Redeemable Exchangeable Preferred Stock from time to time. In addition, EPI may purchase Subordinated Notes from time to time.

EaglePicher Incorporated, founded in 1843 and headquartered in Phoenix, Arizona, is a diversified manufacturer and marketer of innovative, advanced technology and industrial products and services for space, defense, environmental, automotive, medical, filtration, pharmaceutical, nuclear power, semiconductor and commercial applications worldwide. The company has 4,000 employees and operates more than 30 plants in the United States, Canada, Mexico, the U.K. and Germany. Additional information on the company is available on the Internet at www.eaglepicher.com.

This news release contains statements that, to the extent that they are not recitations of historical fact, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, section 21E of the Securities Exchange Act of 1934. Such forward-looking information involves risks and uncertainties that could cause actual results to differ materially from those expressed in any such forward-looking statements. These risks and uncertainties include, but are not limited to, our ability to maintain existing relationships with customers, demand for our products, our ability to successfully implement productivity improvements and/or cost reduction initiatives; and our ability to develop, market and sell new products, our ability to obtain raw materials, increased government regulation or changing regulatory policies resulting in higher costs and/or restricting output, increased price competition, currency fluctuations, general economic conditions, acquisitions and divestitures, technological developments and changes in the competitive environment in which we operate, as well as factors discussed in our filings with the U.S. Securities and Exchange Commission.

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (LOSS)
Three and Nine Months Ended August 31, 2002 and 2003
(unaudited) (in thousands of dollars, except per share amounts)

	Three Months Ended August 31,		Nine Months Ended August 31,

	2002	2003	2002	2003

Net Sales	$167,352	$165,844	$499,742	$504,930

Operating Costs and Expenses:
Cost of products sold (exclusive of depreciation)	130,101	127,001	390,330	387,605
Selling and administrative	14,246	15,615	50,424	45,836
Depreciation and amortization	11,830	12,768	34,321	34,798
Goodwill amortization	3,846	—	11,538	—
Restructuring	—	—	2,998	—
Insurance related losses (gains)	—	(2,774)	3,100	(8,510)
Loss from divestitures	161	—	6,131	—

	160,184	152,610	498,842	459,729

Operating Income	7,168	13,234	900	45,201
Interest expense	(8,610)	(9,249)	(28,596)	(25,941)
Other income (expense), net	413	(600)	1,331	(527)
Write-off of deferred financing costs	—	(6,327)	—	(6,327)

Income (Loss) from Continuing Operations Before
Taxes	(1,029)	(2,942)	(26,365)	12,406
Income taxes	(750)	(804)	(1,955)	(2,850)

Income (Loss) from Continuing Operations	(1,779)	(3,746)	(28,320)	9,556
Discontinued Operations:
Loss from operations of discontinued businesses, net of zero (benefit) provision for income taxes	(1,792)	(213)	(3,426)	(1,683)
Loss on disposal of discontinued business, net of $600 benefit and zero benefit for income taxes	—	(267)	—	(3,245)

Net Income (Loss)	(3,571)	(4,226)	(31,746)	4,628
Preferred stock dividends accreted or accrued	(3,718)	(4,168)	(10,949)	(12,274)

Loss Applicable to Common Shareholders	$(7,289)	$(8,394)	$(42,695)	$(7,646)

Basic and Diluted Net Loss per Share Applicable to Common Shareholders:
Loss from Continuing Operations	$(5.71)	$(7.91)	$(40.67)	$(2.83)
Loss from Discontinued Operations	(1.86)	(0.48)	(3.55)	(5.12)

Net Loss	$(7.57)	$(8.39)	$(44.22)	$(7.95)